Exhibit 10.2

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (“Eighth Amendment”) is made and entered into by and between Draper Land Limited Partnership No. 2, a Utah limited partnership (“Landlord”) and 1-800 CONTACTS, INC., a Delaware corporation (“Tenant”).

Recitals:

A.                                   Landlord and Tenant (formerly known as 1-800-Lens-Now, Inc., a Utah corporation, d/b/a 1-800-Contacts) are parties to a Commercial Lease dated November 3, 1997.  Said Commercial Lease has been amended by the following instruments: (i) First Amendment to Lease dated May 25, 1998; (ii) Second Amendment to Lease dated August 6, 1998; (iii) Third Amendment to Lease dated January 17, 2001; (iv) Fourth Amendment to Lease dated January 17, 2001; (v) Fifth Amendment to Lease dated January 17, 2001; (vi) Sixth Amendment to Lease dated January 17, 2001; and (vii) Seventh Amendment to Lease dated March 31, 2003.  The Commercial Lease and the seven amendments referred to above are hereinafter collectively referred to as the “Lease”.

B.                                     The Lease provides for the lease of the Original Premises, the Additional Space, the Expansion Space, the 2nd Expansion Space, the 3rd Expansion Space, the 4th Expansion Space, and the 5th Expansion Space (as such terms are defined in the Lease) (collectively, the “Premises”) in the building located at 66 East Wadsworth Park Drive, Building B, Suite #101, Draper, Utah 84020 (the “Building”).

C.                                     Landlord and Tenant now desire to further amend the Lease in certain respects, including leasing additional space in the Building to Tenant, all in accordance with and subject to the terms and conditions set forth herein.

Terms and Conditions of Agreement:

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Contingent on Approval by Landlord’s Mortgage Lender.  This Eighth Amendment is contingent upon Landlord receiving approval from Landlord’s mortgage lender.  Landlord will use its best efforts to obtain such approval promptly.

2.                                       Effective Date.  This Eighth Amendment shall become effective as of September 1, 2003 (the “Effective Date”) unless Landlord has not received approval from its lender by that date, in which event this Amendment will become effective on the date Landlord receives such approval.

3.                                       Lease of Suite 200.  Landlord will lease to Tenant, and Tenant will accept and lease from Landlord, those certain premises (“Suite 200”) known as Suite 200 of the Building, as depicted on Exhibit A-1 attached hereto and incorporated by reference herein, which Suite 200 consists of 9,910 rentable square feet of office space on the 2nd floor of the Building.  Suite 200 is now occupied by Glyphics Communications, Inc.  Glyphic’s lease for Suite 200 expires on November 30, 2003, but Glyphics has stated that it intends to vacate Suite 200 on September 15, 2003.  Landlord will deliver possession of Suite 200 to Tenant immediately upon vacation by Glyphics.  Upon vacation by Glyphics, Suite 200 shall be deemed to be part of the “Premises” as defined in the Lease and Tenant’s use and occupancy of Suite 200 will be subject to all of the terms and conditions of the Lease applicable to the Premises.  Tenant shall bear the entire cost of any alterations or improvements made to Suite 200 to suit Tenant’s needs.

4.                                       Lease of Suite 100.  Landlord will lease to Tenant, and Tenant will accept and lease from Landlord, those certain premises (“Suite 100”) known as Suite 100 of the Building, as depicted on Exhibit A-2 attached hereto and incorporated by reference herein, which Suite 100 consists of 4,149 rentable square feet of office space on the 1st floor of the Building.  Suite 100 is now occupied by Employee Benefit Management Services (“EBMS”), whose lease for Suite 200 expires on September 30, 2003.  Landlord will deliver possession of Suite 100 to Tenant immediately upon vacation by EBMS.  Upon vacation by EBMS, Suite 100 shall be deemed to be part of the “Premises” as defined in the Lease and Tenant’s use and occupancy of Suite 100 will be subject to all of the terms and conditions of the Lease applicable to the Premises.  Tenant shall bear the entire cost of any alterations or improvements made to Suite 100 to suit Tenant’s needs.

5.                                       Lease of Suite 204.  Another tenant of the Building, Bright Trading, currently occupies those certain premises (“Suite 204”) known as Suite 204 of the Building, as depicted on Exhibit A-3 attached hereto and incorporated by reference herein, which Suite 204 consists of 1,812 rentable square feet of office space on the second floor of the Building.  Landlord will reach an agreement with Bright Trading (acceptable to Landlord) in which Bright Trading agrees to vacate Suite 204 and to relocate to another building in Landlord’s business park.  Tenant agrees to pay all expenses required to induce Bright Trading to relocate including, without limitation, incentives such as moving expenses or free rent, so long as such expenses do not exceed $20,000.00. After Bright Trading vacates Suite 204 Landlord will lease to Tenant, and Tenant will accept and lease from Landlord, all of Suite 204.  In that event, upon vacation by Bright Trading, Suite 204 shall be deemed to be part of the “Premises” as defined in the Lease and Tenant’s use and occupancy of Suite 204 will be subject to all of the terms and conditions of the Lease applicable to the Premises.  Possession of Suite 204 will be delivered to Tenant immediately upon vacation by Bright Trading.  Tenant shall bear the entire cost of any alterations or improvements made to Suite 204 to suit Tenant’s needs.

6.                                       Term.  The lease term for all of the Premises leased in the Building, including the Original Premises, the Additional and Expansion Spaces mentioned in Recital B above, Suites 200 and 100, and, if applicable, Suite 204, shall expire at 11:59 p.m. on December 31, 2009.  Except as provided in paragraph 16 of this Amendment, there will be no option to extend the term as to any of said Premises and paragraph 2(b) of the original Commercial Lease is hereby deleted.

7.                                       Rent.  Commencing as of September 1, 2003, the rent payable to Landlord shall be $11.50 per rentable square foot in the Premises, which shall be triple net rent to Landlord.

Said rent shall be increased by two percent (2%) per year, with the first rental increase taking effect on September 1, 2004, and subsequent annual increases on the same date each subsequent year.  Rent shall be due on or before the 1st day of each month during the term.  All rent and other sums due under the Lease (collectively “Rents”) shall be paid in cash, without deduction or offset, to Draper Land Limited Partnership No. 2, 71 East Wadsworth Park Drive, Draper, Utah 84020, Attn: Kip Wadsworth.  The rents for Suites 200, 100, and 204, respectively, shall begin to accrue from the date that each of said Suites is delivered by Landlord to Tenant.  Subparagraph 4(a) of the original Commercial Lease is hereby deleted.

8.                                       Expenses to Be Paid by Tenant.  From and after the Effective Date, Tenant shall be solely responsible to pay all expenses related to the Premises, the Building, and associated parking, including, without limitation, all property taxes and assessments, insurance, utilities, maintenance and repairs, capital expenditures, and any improvements (capital or other) desired by Tenant or required by the Lease.  Landlord will assume full responsibility for roof expenditures (capital or other). Capital Expenditures shall mean capital expenditures incurred either (i) to reduce Operating Expenses, or (ii) to comply with any law, order or regulation of any governmental, quasi-governmental, public or other authority enacted (or which otherwise first becomes effective) after the Commencement Date.  Costs of capital expenditures shall be amortized over their useful life based on contractors or manufacturer’s reasonable information.  Tenant shall be charged the prorata amount of said capital costs based on then remaining term of the lease.  The amount of said costs Tenant shall be responsible for shall be the percentage derived by dividing the then remaining term by the useful life of the improvement (ie. 5 years remaining term / a 15 year useful life = 33% cost to Tenant).Property taxes, assessments and insurance will be paid by Landlord in the first instance, and Tenant will reimburse Landlord as provided herein below.  All other expenses will be paid directly by Tenant.  Tenant agrees, at its expense, to maintain the Premises and the Building in good, clean and attractive condition and in compliance with all applicable laws and codes, including without limitation compliance with the Americans with Disabilities Act (“ADA”).  The Landlord will maintain the roof of the building in good, clean and functional condition and in compliance with all applicable laws and codes.  Landlord warrants the building and Premises are in compliance with all applicable laws and codes, including without limitation compliance with the Americans with Disabilities Act (“ADA”).  Tenant shall also maintain the parking area, sidewalks, and landscaping adjacent to the Building in good, clean and attractive condition and in compliance with all applicable laws and codes, compliance with the ADA and including repairing asphalt and restriping the parking areas as necessary from time to time.  Tenant shall keep the Building, Premises, parking and landscaped areas in as good condition as they have been kept by Landlord prior to the date of this Amendment.  In the event of any failure by Tenant to so maintain the Building, Premises, parking and landscaped areas, and if Tenant fails to cure such failure within a reasonable period of time required to cure such failure after written notice from Landlord, Landlord shall have the right (but not the obligation) to cure such failure and Tenant will reimburse Landlord all sums expended by Landlord to effect such cure within ten (10) days after invoicing, together with an administrative fee equal to 15% of said sums.  Subparagraph 6(a) of the original Commercial Lease is hereby deleted.

9.                                       Insurance and Taxes.  Landlord will continue to maintain fire and hazard insurance covering the Premises and Building, with such coverages and in such amounts as may be required by Landlord’s lender, or as Landlord may deem commercially reasonable.  Landlord will also pay, in the first instance, all real property taxes and assessments for the Premises, Building and associated parking.  In addition to the triple net rent described in paragraph 5 above, Tenant will reimburse Landlord for the cost of all such insurance and for said taxes and assessments, together with a management fee in the amount of two percent (2%) of the premiums, taxes and assessments.  Landlord will send invoices to Tenant for all insurance premiums, taxes and assessments paid by Landlord with respect to the Premises, Building, and associated parking, and the applicable management fee, and Tenant will pay all such amounts within ten (10) days after invoicing.

10.                                 Additional Security Deposit.  None is required.

11.                                 Parking.  From and after the Effective Date, Tenant will have the use of five and one-half (5.5) non-reserved stalls for each 1,000 usable square feet included in the leased Premises.  The Tenant will have the use of all stalls in the existing parking lot surrounding the Building, not to be less than 316 stalls, with an additional minimum of 52 stalls to be located elsewhere in the business park, as designated by Landlord, and within a reasonable walking distance to the Building.

12.                                 Acceptance of Additional Suites.  Tenant’s taking possession of Suites 100, 200, and 204, shall be deemed conclusive evidence that said premises are in good order and satisfactory condition.  Landlord is under no obligation to alter, remodel, repair or improve any of said premises, the Building or the grounds, and Landlord has made no representations, express or implied, respecting any matter or thing relating to said premises, Building, or the grounds except as may be expressly stated in the Lease or this Amendment. Any alterations, modifications, or tenant improvements made to Suites 100, 200, and 204, shall be made at Tenant’s sole cost and expense, and in accordance with the requirements of paragraph 14 below.

13.                                 Landlord’s Right to Continue Leases for Antennas and Billboard Sign.  The parties acknowledge that when Tenant takes possession of Suites 100, 200 and 204, Tenant will be the sole occupant of the Building.  However, notwithstanding any other provisions of the Lease or this Amendment, Landlord will continue to have the exclusive right to place and maintain antennas on the roof of the Building, and the exclusive right to lease the billboard sign on the grounds near the Building.  Landlord will maintain the billboard sign in good, clean and attractive condition and will fund any and all charges related to this maintenance.

14.                                 Design and Construction of Tenant Improvements.  Tenant shall have the right, at Tenant’s sole cost and expense, to modify the Premises and Building in order to integrate Suites 100, 200 and 204 into the rest of the Premises, and in order to make the Building and Premises more suitable for use by a single Tenant, subject to the following terms and conditions:

A.                                   Tenant agrees to have Wadsworth Design Group and Ralph L. Wadsworth Construction Company, Inc. (“Landlord’s Affiliates”) perform the design services and general construction contract for the design and construction of the modifications and improvements to the Premises and Building.

B.                                     No alterations, modifications or improvements to the Building or Premises will be performed without the prior written consent of Landlord (and, if required, Landlord’s lender).  Prior to commencement of any alterations, modifications or tenant improvements to the Building or Premises, Tenant shall submit to Landlord complete plans and specifications showing the work to be done.  Landlord consents to Tenant’s proposal to build out the space on the second floor above the existing lobby.

C.                                     All work performed on behalf of Tenant will be performed by licensed contractors.  Tenant agrees that all alterations modifications and improvements that it contracts to have performed in the Building must comply with all applicable building codes and all requirements of state, local or federal laws and agencies having jurisdiction of the Building, Premises or work, including, without limitation, the ADA.

D.                                    Tenant will promptly pay for all work performed and materials supplied, and will keep the Building and Premises free and clear of any mechanic’s or materialmen’s liens for work that it contracts to have performed.  During the course of construction, Landlord shall have the right to post notices of non-responsibility on or about the Building or Premises.

15.                                 Build-to-Suit Option.  At Tenant’s option, Landlord will allow Tenant to terminate this Lease after April 30, 2006 if, but only if, Tenant enters into a Build-to-Suit Lease for a new building to be constructed by Landlord, subject to the following terms and conditions:

A.                                   No such option shall exist while there is any uncured default by Tenant under the terms of the Lease.

B.                                     At the time that Tenant exercises the option, Tenant’s credit rating must be satisfactory to Landlord (in Landlord’s reasonable discretion) and to the lenders Landlord intends to use for its construction and permanent loans for the new building.  If Tenant’s credit is not satisfactory, the option may not be exercised.  On the other hand, if Tenant’s credit is satisfactory but Landlord is unable to provide 25% equity to satisfy Landlord’s lender within sixty (60) days after the Build –to-Suit lease has been signed, Tenant may immediately terminate both the Build-to-Suit Lease and this Lease without any penalty or further obligation to Landlord.

C.                                     If Tenant desires to exercise this option and the conditions described in subparagraphs A and B above are met, Tenant shall give written notice of exercise to Landlord.

D.                                    If Tenant exercises its option hereunder, Landlord and Tenant will enter into a “Build-to-suit Lease Agreement” based upon and incorporating the following provisions:

(i)                                                             The new building to be constructed by Landlord (the “New Building”) will be located on the property known as the “Van Otten Property” which consists of approximately 12.87 acres located at approximately 14000 South 200 East in Draper, Utah.  The New Building will be placed on said property in such a manner as to allow Landlord to construct other buildings on other portions of said property.  Site planning must be acceptable to both Landlord and Tenant.

(ii)                                                          The New Building must contain a minimum of 80,000 square feet of space.

(iii)                                                       The design of the New Building must be acceptable to both Tenant and Landlord.

(iv)                                                      The term of the Build-to-Suit Lease must be at least 10 years.

(v)                                                         Tenant may become a part-owner of the New Building and the land (hereinafter the “Adjacent Land”) which is required as part of the approved site plan for the New Building.  If Tenant desires to be a part-owner, Tenant may purchase  up to a 40% undivided interest in the New Building and Adjacent Land at a price equal to (a) the fair market value of the Adjacent Land, plus (b) Landlord’s cost of improving the land and constructing the New Building (including, without limitation, costs of improving land, engineering, zoning, permits, design, and construction costs, and including a customary Developer’s fee and General Contractor’s fee) (collectively, the “New Building Costs”), multiplied by (c) the percentage interest which Tenant is buying.  If Landlord and Tenant are unable to agree on fair market value of the Adjacent Land, then Landlord will choose a qualified MAI appraiser to appraise said land, and Tenant will choose a qualified MAI appraiser to appraise said land, and the fair market value agreed to by said appraisers will control.  If said appraisers do not agree on the fair market value, then the two appraisers will choose a third qualified MAI appraiser, and the fair market value of the Adjacent Land shall be conclusively deemed to be the average of the closest two of the three appraisals.

(vi)                                                      The rent under the Build-to-Suit Lease must provide a fair market value based annual rate of return  to the Landlord based on Landlord’s share of the fair market value of the Adjacent Land plus Landlord’s share of the New Building Costs.  The fair market value annual rate of return shall be negotiated in good faith and in accordance with paragraph 5(D)(v) above; this rate shall be negotiated and resolved prior to Tenant occupying the New Building.  The fair market value annual rate of return will be comparable to the annual rate of return to landlords for comparable Class A buildings and premises within a reasonable radius to the New Building and Adjacent Land.

(vii)                                                   In order to become a part-owner of the New Building, Tenant must take on the same obligations assumed by Landlord, including (without limitation) signing construction loan documents and permanent loan documents as a borrower.

(viii)                                                If Tenant becomes part-owner of the New Building, Landlord and Tenant will enter into a cotenancy agreement, property management agreement, and/or similar documentation appointing Landlord as the controlling manager during the continuation of the cotenancy and providing for a management fee to be paid to Landlord for its management of the New Building.  The amount of the management fee will be determined by soliciting proposals from three separate management companies and averaging the three fees to determine the amount of the management fee Landlord will charge.  Said fee will be waived should the Tenant agree to fund and provide said management services at the inception of the Build-to-Suit Lease.

(ix)                                                        If Tenant exercises its Build-to-Suit option hereunder, rent will continue to accrue under the Lease and will be paid by Tenant until the date that Tenant moves into the New Building and begins paying rent under the Build-to-Suit Lease.

16. Extension of Lease. Tenant has a one (1) time right to extend this lease, provided Tenant is not in default (either at the time Tenant gives notice of extension or at the time the extension commences), for one (1) additional five (5) year term.  Tenant must provide Landlord with a written notification of extension no less than twelve (12) months prior to the expiration date of this lease.  The lease rate during the lease extension period will be at ninety percent (90%) of the then current market rate for similar premises in similar Class “A” buildings within a 5 mile radius of the Premises.  No lease concessions or tenant improvement allowance will be provided by Landlord as part of the terms of the lease extension. Other terms and conditions of the Lease will remain unchanged.

17. Termination of Lease. Tenant shall have the right to terminate this lease, provided tenant is not in default, after issuing a written Termination Notice.  The Termination Date shall be effective nine (9) months after Landlord’s receipt of Termination Notice.  In no event shall the Termination Date occur before 10/1/2007.  In exchange for early termination Tenant shall pay Landlord a lump sum Termination Fee of five hundred thousand dollars ($500,000.00).  The Termination Fee shall be due and payable six (6) months after Landlords receipt of Termination Notice.

18. Brokers and Commissions.  Landlord and Tenant acknowledge that Prime Commercial, Inc. has acted as broker for Landlord, and NAI Utah Commercial has acted as broker for Tenant in connection with this Amendment.  Each party will compensate its own broker pursuant to separate agreements between the parties and their respective brokers.  Each party represents and warrants to the other that, other than Prime Commercial, Inc. and NAI Utah Commercial (the “Known Brokers”), the warranting party knows of no real estate broker or agent who is or might be entitled to compensation in connection with this Amendment.  Each party, as indemnifying party, agrees to indemnify, defend and hold the other party harmless from and against any and all liabilities or expenses, including reasonable attorneys’ fees and costs, arising out of any claim for brokerage commissions, finders fees, or similar compensation by anyone other than the Known Brokers, which claim is based on any alleged act or agreement of the indemnifying party.  This indemnification shall survive the termination of the Lease, as amended hereby.

19.                                 Miscellaneous.  The Lease, as amended, and this Eighth Amendment contain all of the representations, understandings, and agreements of the parties with respect to matters contained herein.  The recitals are hereby incorporated into this Amendment.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.  Each of the individuals who have executed this Amendment represents and warrants that he or she is duly authorized to execute this Amendment on behalf of Landlord or Tenant as the case may be; that all corporate, partnership, trust or other action necessary for such party to execute and perform the terms of this Amendment have been duly taken by such party, and that no other signature and/or authorization is necessary for such party to enter into and perform the terms of this Amendment.  Except as provided herein, the terms and conditions of the Lease shall remain the same and in full force and effect.

DATED this              day of                                       , 2003.

Landlord:	Tenant:

Draper Land Limited Partnership No. 2, a Utah limited partnership	1-800-Contacts, Inc., a Delaware corporation

By:	By:
Its:	Its: